Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. ACQUIRES ALLEN-BAILEY TAG & LABEL

ASSET PURCHASE

May 2, 2018 (EBF – NYSE) – Ennis, Inc., through one of its subsidiaries, has acquired Allen-Bailey Tag & Label of Caledonia New York, in a purchase of assets and assumption of trade payables. A majority of employees will continue to run the business in the same location. Allen-Bailey has a long history in Caledonia, New York, stretching back almost 70 years. Allen Bailey produces tags and labels for the fire safety and agriculture (shellfish) industries and has sales representatives in several states other than New York. The business has about $12 million in sales volume. Ennis also owns another business in Caledonia New York, Specialized Business Forms, Inc., which was acquired in 2005.

Keith Walters, President and Chief Executive Officer of Ennis had these comments related to the purchase, “we are glad to have added another well known, quality tag and label brand to our operations within the Ennis family. It is also important that we have added new market niches and that we have expanded our geographic presence of tags and labels into the eastern seaboard. We look forward to growing this business and continuing its fine customer service.”

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

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